Exhibit (q)(2)

NORTHERN MULTI-MANAGER FUNDS

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, being a Trustee of Northern Multi-Manager Funds (the “Funds”), series of Northern Funds, a statutory trust organized under the laws of the State of Delaware, does hereby make, constitute and appoint Lloyd A. Wennlund, Eric K. Schweitzer and Diana E. McCarthy, and each of them, attorneys-in-fact and agents of the undersigned with full power and authority of substitution and resubstitution, in any and all capacities, to execute for and on behalf of the undersigned any and all filings and amendments to the Registration Statement on Form N-1A relating to shares of the Funds and any other documents and instruments incidental thereto, and to deliver and file the same, with all exhibits thereto, and all documents and instruments in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing that said attorneys-in-fact and agents, and each of them, deem advisable or necessary to enable the Funds to effectuate the intents and purposes hereof, and the undersigned hereby fully ratifies and confirms all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes shall do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned has subscribed his or her name this 16th day of May, 2013.

/s/ William L. Bax	/s/ Michael H. Moskow
William L. Bax	Michael H. Moskow

/s/ Edward J. Condon, Jr.	/s/ Richard P. Strubel
Edward J. Condon, Jr.	Richard P. Strubel

/s/ Mark G. Doll	/s/ Casey J. Sylla
Mark G. Doll	Casey J. Sylla

/s/ Sandra Polk Guthman
Sandra Polk Guthman